Exhibit 10.29

Execution Version

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), made effective as of the 13th day of December, 2016 (“Effective Date”), is entered into by and between ALBERT M. YAMADA, residing at 98-674 Papalealii St., Aiea, HI 96701-2728 (“Yamada”), and FIRST HAWAIIAN BANK (the “Company”).

R E C I T A L S

A.                                    Prior to December 1, 2016, Yamada was the Vice Chairman, Chief Administrative Officer and Secretary of both the Company and First Hawaiian, Inc., the sole direct owner of the Company (“FHI”), and also managed the Company’s Bank Properties Division.

B.                                    Yamada retired from his employment with the Company and FHI effective December 1, 2016 (the “Retirement Date”).

C.                                    The Company wishes to retain Yamada as a consultant beginning on the Retirement Date through the end of the Consulting Period (as defined in Section 3 of this Agreement) so as to benefit from Yamada’s experience and knowledge, and Yamada wishes to be so retained.

NOW, THEREFORE, in consideration of the premises, and for the purpose of defining and clarifying their respective rights and obligations, Yamada and the Company (collectively, the “Parties”) hereby agree as follows.

A G R E E M E N T

1.                                      Purpose.  This Agreement sets forth the duties, compensation, and terms and conditions of Yamada’s affiliation with the Company after the Retirement Date and during his tenure as a consultant of the Company (“Consultant”, as defined by the duties specified below).

2.                                      Services on and after the Retirement Date.  Yamada voluntarily terminated his employment with the Company and FHI at the close of business on November 30, 2016, retired on the Retirement Date, and accepted an engagement with the Company as Consultant effective on the Retirement Date.  Yamada’s termination shall be treated as a voluntary termination without cause.  Yamada’s services as Consultant, and the terms and conditions under which such services shall be provided, are set forth in Section 4.  Yamada’s compensation and benefits as Consultant are set forth in Section 5.

3.                                      Term of Consulting Period.  Yamada’s engagement as Consultant shall be for a term of twenty-four (24) calendar months beginning on the Retirement Date and ending on

November 30, 2018 or an earlier or later date if this Agreement is terminated earlier in accordance with its terms or extended by mutual agreement of the Parties (the “Termination Date”, and the term beginning on the Retirement Date and ending on the Termination Date, the “Consulting Period”).

4.                                      Yamada’s Services as Consultant.

(a)                                 Scope of Services; Bank Properties Division.  During the Consulting Period, Yamada will provide consulting and advisory services as set forth on Exhibit A to this Agreement, provided, however, that the Company may, from time-to-time, seek Yamada’s advice with respect to other matters. The other matters on which the Company may request consultation may range from matters relating to Yamada’s special technical expertise, including, for example, the selection and training of a successor Bank Properties Division manager and other personnel of the Company, to more general and nontechnical subjects within Yamada’s knowledge, including, for example, matters pertaining to the strategic positioning of the Company in diverse fields of banking and consultation on general matters with the Company’s Chief Financial Officer.

(b)                                 Level of Service.  Notwithstanding anything in this Agreement to the contrary, the level of bona fide services performed by Yamada as Consultant shall not exceed 20% of the average level of bona fide services performed by Yamada in the thirty-six (36) month period immediately preceding the commencement of the Consulting Period.  The intent of the limitation stated in this Section 4(b) is to comply with the definition of “termination of employment” set forth in 29 Code of Federal Regulations (“CFR”) Section 1.409A-1(h)(1)(ii).

(c)                                  Terms and Conditions of Engagement.  Yamada shall control the manner and conditions under which his consulting services are provided.  Without limiting the generality of the foregoing, Yamada, as Consultant:

(A)                               shall establish his own hours and place of work, provided that the services provided by Consultant shall be equivalent to one day of services per week; for the convenience of the parties, the Company will provide Yamada with telephone service, a computer, access to the Company’s intranet, office equipment and office space on an as-needed or office sharing basis in Company’s main premises on a floor of the Company’s choosing;

(B)                               shall determine his own method for fulfilling any consulting projects assigned to him by the Company and shall not be subject to oversight by the Company in his fulfillment of such projects;

(C)                               shall not have the right to participate in any training or workshops offered to employees;

(D)                               shall be responsible for supplying his own tools and facilities and materials, provided that the Company may provide office supplies and materials for the convenience of the parties;

(E)                               shall not receive secretarial or similar support from the Company, except to the extent incidental support is provided to Yamada at the convenience of the Company;

(F)                                shall not be required to submit oral or written reports on a regularly scheduled basis (e.g., daily, weekly);

(G)                              shall not be required to work full-time; and

(H)                              shall apply for a General Excise Tax (“GET”) license from the State of Hawaii and shall duly file and pay GET on Yamada’s compensation hereunder, if applicable.

(d)                                 Taxes.  All taxes of every nature and kind levied on Yamada in relation to the services provided under this Agreement, including, without limitation, the Hawaii GET and Federal and State net income and self-employment taxes, shall be the responsibility of Yamada, and the Company shall have no obligation to Yamada for the same.

5.                                      Yamada’s Compensation and Benefits as Consultant.

(a)                                 Consulting Fee.  For each month of the Consulting Period, Yamada shall be paid a fee of $16,666.67 (the “Fee”) in arrears on the first business day of the next month.  The Fee shall be reported on a 1099 basis. If this Agreement is terminated before Yamada completes twenty-four (24) months’ service as Consultant, any unearned Fees shall be forfeited.

(b)                                 Benefits.

(1)                                 No Coverage under Employee Benefit Plans.  Yamada acknowledges and agrees that his engagement as Consultant shall be on an independent contractor basis and not as an employee of the Company or any of its affiliates.  Accordingly, Yamada acknowledges and agrees that he shall not be treated as a common law employee for payroll purposes during the term of this Agreement and shall not have the right to be provided benefits or to accrue further benefits as an employee or otherwise under any employee benefit or fringe benefit plan maintained by the Company or its affiliates, including, without limitation, any qualified or non-qualified retirement plan, vacation or paid time off plan or policy, severance pay plan, 125 or cafeteria plan, and Worker’s Compensation or other disability plan or program, even if Yamada’s status should be re-determined by the Internal Revenue Service or other Federal or State regulatory agency to be that of an employee.

(2)                                 Life Insurance.  During the Consulting Period, the Company shall maintain in force, at Company expense, a certain term life insurance policy on the life of the Consultant having a death benefit of $750,000.  Consultant shall have the option of negotiating the transfer of ownership of said policy upon the termination of the Consulting Period.

(3)                                 Medical Benefits.  For the first eighteen (18) months of the Consulting Period, Yamada shall have the right to purchase coverage for himself and his spouse under the Company’s group health plan, provided, however, that the cost to Yamada for such coverage shall not be greater than the cost of coverage borne by him prior to his termination of employment except as the cost of coverage is adjusted by the Company for all similarly situated participants.

(4)                                 Other Fringe Benefits.  At Company expense, Yamada shall have the use of a reserved stall at the First Hawaiian Center, payment or reimbursement for a weekly car wash and gasoline subject to appropriate documentation, the right to use the Bankers Club, and the right to reimbursement for documented travel expenses, rental car, and parking in connection with trips by Yamada to the Island of Hawaii.  In addition, Yamada shall have the right to use the Company’s corporate credit card for legitimate business expenses, including the expenses allowed under the Agreement.

(5)                                 Taxable Benefits.  Yamada agrees and understands that the Company shall treat the benefits set forth in Sections 4(b)(2), (3), and (4) as taxable benefits to Yamada for tax reporting purposes, to the extent required by the Internal Revenue Code.

(c)                                  Reimbursement for Business Expenses.  The Company shall reimburse Yamada for travel and business expenses actually, reasonably, and proximately incurred by Yamada in rendering consulting services to the Company under this Agreement.  Except as otherwise provided herein, such expenses shall not include expenses for equipment having a useful life in excess of one year, advertising, office rent, parking, general or professional liability insurance, meals and entertainment, club or association dues or memberships, or expenses incurred by Yamada in employing employees.  Travel expenses for consulting services shall be reimbursed only if authorization for the travel has been obtained from the Company in advance, provided that such advance authorization shall not be required in the case of travel within the scope of Section 5(b)(4), above.

6.                                      Termination of Yamada’s Engagement Prior to Termination Date.  Yamada’s engagement may be terminated prior to the Termination Date only pursuant to this Section 6.

(a)                                 Termination without Cause.  Either Party may terminate Yamada’s engagement without Cause upon 30 days’ written notice to the other Party.  Such termination shall be without prejudice to any other rights such terminating Party may have under this Agreement or applicable law.

(b)                                 Termination for Cause by Company.

(1)                                 For purposes of this Agreement, “Cause” shall mean:

(i)                                    any act that constitutes a material violation of this Agreement or the Company’s written policies for its employees, officers, directors, and vendors;

(ii)                                engaging in conduct materially and demonstrably injurious to the Company; or

(iii)                            any act that violates Section 7 or 8 of this Agreement.

(2)                                 The Company may terminate this Agreement for Cause, provided that the Company does so specifically for Cause within 30 calendar days from the date on which the Company has actual notice of conduct constituting Cause or within such other time as may be mutually agreed in writing by the Company and Yamada in order to afford the Company the opportunity for full review.

(c)                                  Termination for Good Reason by Yamada.

(1)                                 For purposes of this Agreement, “Good Reason” shall mean:

(i)                                    a material diminution in Yamada’s compensation under this Agreement, including the failure of the Company to pay the Fee when due, which failure is not cured within ten (10) days of written notice to the Company by Yamada; or

(ii)                                any other action or inaction which constitutes a material breach by the Company of this Agreement, and which is not cured within thirty (30) days of written notice to the Company by Yamada, or such other period as may be mutually agreed in writing by the Parties.

(2)                                 Yamada may terminate this Agreement for Good Reason, provided that Yamada does so specifically for Good Reason within 30 days after the end of the ten (10) day or thirty (30) day cure period described above, whichever is applicable.

7.                                      Property, Documents and Records.  All keys, apparatus, equipment and other physical property, and documents and records, whether in electronic, paper, or other form, that are provided to Yamada by the Company or are otherwise made available, loaned, or furnished to Yamada in connection with his prior employment or engagement as Consultant by the Company shall be and remain the sole property of the Company, shall be used by Yamada solely for the benefit of the Company, and shall be returned to the Company immediately upon the termination of Yamada’s engagement as Consultant or as and when requested by the Company.

8.                                      Non-Solicitation of Customers and Employees; Non-Competition.

(a)                                 Non-Solicitation of Customers.  Unless otherwise agreed to in writing by the Company’s Authorized Representative (as such term is defined in Section 20 of this Agreement), during the Consulting Period and for a period of six months thereafter, Yamada shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, contact any person or entity, which:

(i)                                     is a customer or client of the Company or any of its affiliates as of the Termination Date; or

(ii)                                  has been a customer or client of the Company or any of its affiliates at any time within two (2) years prior to the Termination Date; or

(iii)                               is a prospective customer or client that the Company or any of its affiliates is actively soliciting as of the Termination Date,

for the purpose of selling products or services similar to any of the products and services offered for sale by the Company as of the Termination Date.

(b)                                 Covenant Not to Solicit Employees.  Unless otherwise agreed to in writing by the Company’s Authorized Representative, during the Consulting Period and for a period of six months thereafter, Yamada shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity:

(i)                                     recruit, solicit or encourage any person to leave the employ of the Company or any of its affiliates; or

(ii)                                  hire or retain any employee of the Company or any of its affiliates as a regular employee, consultant, independent contractor or otherwise.

(c)                                  Non-Competition.  Yamada recognizes and acknowledges the competitive and proprietary nature of the business operations of the Company and its affiliates.  During the Consulting Period and for a period of six months thereafter, Yamada shall not, without the prior written consent of the Company, for himself or on behalf of any other person or entity, directly or indirectly, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business that competes with the business operations of the Company or any of its affiliates, except that nothing contained herein shall preclude Yamada from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that his holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business.

9.                                      Attorney’s Fees.  In the event of a breach of this Agreement, the prevailing Party shall be entitled to reimbursement of all reasonable attorney’s fees, costs, and expenses made necessary to enforce the terms and provisions of this Agreement, regardless of whether a legal action is filed.  A Party’s rights under this Section 9 shall survive the termination of this Agreement.

10.                               Equitable Relief.  In addition to, and not in limitation of, any other remedy which may be available with respect to a breach of this Agreement by Yamada, the Company shall be entitled to equitable relief with respect to violations of Sections 7 and 8, hereof.  Such right to equitable relief shall survive the termination of this Agreement.

11.                               Indemnification.  The Parties recognize that in the Consulting Period, Yamada may represent the Company in certain business transactions related to the Company’s real property operations and may be exposed to claims by third parties arising directly or indirectly from such business transactions.  The Company hereby agrees to indemnify, defend, and hold Yamada harmless from and against any claim, demand, cause of action, lawsuit, damages or judgment asserted, filed, or obtained against Yamada, including costs and attorney’s fees, arising directly or indirectly from any business transaction in which Yamada, acting within the scope of this Agreement, represents the Company.  Such right to indemnification shall survive the termination of this Agreement.

12.                               Further Contracts.  Nothing in this Agreement is intended to or shall preclude the Parties from further contracting with each other, including with respect to extending the employment of or re-employing Yamada, either during or after the term of this Agreement.

13.                               Tax Effects.  The Company makes no representation as to whether or not any payments received by Yamada hereunder will be treated as includible in or excludable from gross income for purposes of any tax.

14.                               Waivers.  If any Party to this Agreement shall waive any breach of any provision of this Agreement, such Party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be evidenced by signature transmitted by facsimile or by emailed scan, with original signatures to follow; provided, however, that if originals are not so provided, the signature transmitted by facsimile or emailed scan shall be for all purposes treated as an original signature.

16.                               Governing Law.  This Agreement shall be governed by, interpreted, construed, applied and enforced in accordance with the laws of the State of Hawaii, without reference to its conflict of laws provisions.  Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the State of Hawaii, which shall have exclusive jurisdiction in any legal action that may arise under this Agreement.

17.                               Headings, Number and Gender. The headings are for the convenience of the parties, and shall not be considered in construing this Agreement.  Feminine or neuter pronouns shall be substituted for those of masculine form or vice versa, and the plural shall be substituted for the singular number or vice versa, in the place or places herein where the context may require such substitution.

18.                               Severability.  If one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall thereupon be reformed, construed and enforced to the maximum extent permitted by applicable law.

19.                               Notices.  Any notice, consent, request or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  Such notice, consent, request or demand may be hand delivered, but if it is mailed to a Party, it shall be sent by electronic mail, United States mail, or other nationally recognized courier, postage prepaid, addressed to such Party’s last known address.  The date of such mailing shall be deemed the date of notice, consent, request or demand.

Notices to Yamada shall be addressed as follows:

Albert M. Yamada

98-674 Papalealii St.

Aiea, HI 96701-2728

Notices to the Company shall be addressed as follows:

Robert S. Harrison

First Hawaiian Bank

P.O. Box 3200

Honolulu, HI 96847

20.                               Authorized Representative.  The Company’s Authorized Representative for purposes of this Agreement shall be the Company’s Chairman and Chief Executive Officer, any Executive Vice President of the Company, or such person as may be designated in writing by the Company’s Chairman and Chief Executive Officer.

21.                               Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the Parties in respect of the subject matter described herein and supersedes any previous agreement, provided, however, that this Agreement shall not supersede the agreement of the Parties under those certain letters dated March 3, 2011 to the extent not clearly inconsistent with this Agreement.  This Agreement may not be changed or modified except by an agreement in writing signed by the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates shown below.

/s/ Albert M. Yamada
ALBERT M. YAMADA

Dated:	12/13/2016

FIRST HAWAIIAN BANK

By:	/s/ Robert S. Harrison
Its: Chairman and CEO

Dated:	12/13/2016

EXHIBIT A

The following services are to be provided by Consultant:

1.              Negotiate leases and the purchase of property(ies) on behalf of the Bank, provided that any leases, deeds, or other instruments of conveyance shall require a signator on behalf of the Bank other than Consultant;

2.              Continue involvement with implementing tasks associated with the Transitional Services Agreement and separation of First Hawaiian, Inc. from BNP Paribas and Bank of the West and other BNP Paribas subsidiaries;

3.              Make recommendations as to the business expense budget of, and utilization and compensation (including performance based compensation) of personnel within, the Bank Properties Division, including Branch Properties, Leasing Administration, First Hawaiian Center (“FHC”), Kamehameha Industrial Center (“KIC”), Center Club, Inc., The Bankers Club, Inc., and Food Services (including the KIC and FHC Lunch Rooms); and

4.              Serve as interim manager of the Bank Properties Division and perform such other duties as may be negotiated by Consultant with the Chief Executive Officer;

provided that all of Consultant’s duties under this Agreement taken together shall not require him to provide services which exceed 20 percent of the average level of bona fide services performed by Consultant as an employee over the immediately preceding 36-month period.